NOTICE OF BLACKOUT PERIOD
TO DIRECTORS AND EXECUTIVE OFFICERS OF TEMPLE-INLAND INC.
AND TO THE
UNITED STATES SECURITIES & EXCHANGE COMMISSION

Date:  November 29, 2010

This notice is being provided to you pursuant to the requirements of Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR of the Securities Exchange Act of 1934.

The Temple-Inland Stock Fund (the “Fund”) in the Temple-Inland savings plans (collectively, the “Plan”) closed to new investments on January 1, 2008, and is scheduled to be removed from the Plan on December 31, 2010 by the Plan trustee as described in the attached notice from the Plan Administrator.  During the Fund’s liquidation, a blackout period is required that will affect all participants in the Fund.  During the blackout period, participants in the Plan will be unable to direct or diversify their investments in the Fund, or obtain a loan or distribution from the Fund.  The blackout period will begin December 31, 2010 at 4:00 p.m. EST and end when the Fund liquidation is completed, which is anticipated to be no later than the week of January 29, 2011, unless notice is given of an extension of the blackout (the “Blackout Period”).

During the Blackout Period, it is unlawful under federal securities laws for any director or executive officer of Temple-Inland to directly or indirectly purchase, sell or otherwise acquire or transfer any Temple-Inland Common Stock or other equity security of Temple-Inland, other than an exempt security, acquired in connection with his or her service or employment as a director or executive officer of Temple-Inland. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

During the Blackout Period, and for a period of two years after the ending date of the Blackout Period, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period.

If you have any questions regarding this notice, or would like the actual dates of the Blackout Period, please contact Leslie K. O’Neal, Senior Vice President and Corporate Secretary, Temple-Inland Inc., 1300 South MoPac Expressway, 3rd Floor, Austin, Texas 78746, 512-434-2556 or leslieoneal@templeinland.com.

TEMPLE-INLAND INC.
/s/ Leslie K. O’Neal
Leslie K. O’Neal
Senior Vice President & Corporate Secretary

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